JOINT FILING AGREEMENT

            In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the stock of the issuer, and that this Joint Filing Agreement may be included as an exhibit to such joint filing. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the 24th day of February, 2017.

Horse Island Partners, LLC

/s/ Thomas D. O’Malley, Jr.
Signature

Name: Thomas D. O’Malley, Jr.
Title: Managing Member

THOMAS D. O’MALLEY, JR.

/s/ Thomas D. O’Malley, Jr.
Signature
Name: Thomas D. O’Malley, Jr.